Exhibit 99.1

HISTOGENICS CORPORATION ANNOUNCES PRICING OF UNDERWRITTEN

REGISTERED DIRECT OFFERING OF 2,340,430 SHARES OF COMMON STOCK

WALTHAM, Mass., January 22, 2018 /GLOBE NEWSWIRE/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a leader in the development of restorative cell therapies, today announced the pricing of an underwritten registered direct offering of 2,340,430 shares of its common stock at a price of $2.35 per share. In connection with the offering, Histogenics granted the underwriter a 30-day option to purchase up to an additional 351,064 shares of common stock. All of the shares in the offering are being sold by Histogenics. The offering is expected to close on or about January 25, 2018, subject to customary closing conditions. The gross proceeds to Histogenics from this offering are expected to be $5,500,010.50, before deducting underwriting discounts and commissions, and offering expenses payable by Histogenics. Certain entities affiliated with directors of Histogenics may purchase shares of common stock in the offering at $2.56, today’s closing price of our common stock on The Nasdaq Capital Market.

Histogenics intends to use the net proceeds from the offering for working capital and general corporate purposes.

Canaccord Genuity is acting as the sole book-running manager for the offering.

A shelf registration statement on Form S-3 (File No. 333-216741) relating to the underwritten registered direct offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the SEC) and declared effective by the SEC on March 30, 2017. A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and made available on the SEC’s web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to these securities may also be obtained by sending a request to Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Histogenics Corporation

Histogenics (Nasdaq: HSGX) is a leader in the development of restorative cell therapies that may offer rapid-onset pain relief and restored function. Histogenics’ lead investigational product, NeoCart, is designed to rebuild a patient’s own knee cartilage to treat pain at the source and potentially prevent a patient’s progression to osteoarthritis. NeoCart is one of the most rigorously studied restorative cell therapies for orthopedic use. Histogenics recently completed enrollment of its NeoCart Phase 3 clinical trial and expects to report top-line, one-year superiority data in the third quarter of 2018. NeoCart is designed to perform like articular hyaline cartilage at the time of treatment, and as a result, may provide patients with more rapid pain relief and accelerated recovery as compared to the current standard of care. Histogenics’ technology platform has the potential to be used for a broad range of additional restorative cell therapy indications.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in Histogenics’ forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart Phase 3 clinical trial, including, without limitation, possible delays in generating the data from the clinical trial; the ability to obtain and maintain regulatory approval of NeoCart or any product candidates, and the labeling for any approved products; NeoCart’s regulation as a Regenerative Medical Product; the market size and potential patient population in Japan; the scope, progress, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com